Exhibit (a)(14)

Toyota Industries Corporation Announces Successful Completion of Cash Tender Offer for Shares of Cascade Corporation

March 28, 2013, Kariya, Japan – Toyota Industries Corporation (Tokyo Stock Exchange: 6201) (“TICO”) today announced the successful completion of the tender offer by Industrial Components and Attachments II, Inc., an indirect wholly owned subsidiary of TICO, for all outstanding common shares of Cascade Corporation (NYSE: CASC) (“Cascade”) for $65.00 per share (the “Offer”). The Offer expired at 12:00 midnight, New York City time, on Wednesday, March 27, 2013. Based on preliminary information provided by the depositary, as of the expiration of the Offer, 10,276,861 shares of common stock of Cascade were validly tendered and not properly withdrawn (including 491,605 shares tendered pursuant to notices of guaranteed delivery), representing approximately 91.8% of the outstanding shares. All of such shares have been accepted for payment in accordance with the terms of the Offer.

The waiting period applicable to the Offer and the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), expired on March 26, 2013. On March 27, 2013, the Antitrust Division notified TICO and Cascade that it had decided to close its investigation of the purchase of the shares and the merger. Accordingly, the condition of the Offer relating to the expiration or termination of the HSR Act waiting period was satisfied.

TICO, together with its subsidiaries, intends to make prompt payment for the shares of common stock of Cascade validly tendered in the Offer. TICO will then purchase additional shares from Cascade pursuant to the merger agreement and complete and close the merger and acquisition of Cascade without the approval of Cascade’s remaining shareholders. All outstanding shares of common stock of Cascade, other than shares owned by TICO, Purchaser or Cascade (or any of their respective subsidiaries), will be canceled and converted into the right to receive cash equal to the $65.00 offer price per share without interest thereon and less any applicable withholding taxes. In addition, upon consummation of the merger, the common stock of Cascade will cease to be traded on the New York Stock Exchange.

Upon consummation of the merger, Cascade will become an indirect wholly owned subsidiary of TICO. While wholly owned, Cascade will continue to be based in Fairview, Oregon and will operate as an independent subsidiary of TICO. Cascade’s strict policies on confidentiality regarding competitive information will remain unchanged. TICO recognizes and respects the importance of this policy to customers and to the continued success of the business.

Nomura Securities is serving as exclusive financial advisor to TICO and White & Case LLP is serving as TICO’s legal advisor in connection with the transaction. BofA Merrill Lynch is serving as exclusive financial advisor to Cascade, and Miller Nash LLP is serving as Cascade’s legal advisor.

Contacts

Toyota Industries Corporation:

TICO

Takashi Yoshida, Manager, PR Department

+81 ###-##-####

Brunswick Group

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Sarah Lubman / Christina Stenson

+1 (212) 333-3810

Cascade Corporation:

Joseph G. Pointer, Chief Financial Officer

+1 (503) 669-6300

About Toyota Industries Corporation

Toyota Industries Corporation is a leading transportation equipment company engaged primarily in the manufacture and sale of automobiles, materials handling equipment and textile machinery, as well as in the logistics business in Japan and internationally. Toyota Industries Corporation’s common stock is listed on the Tokyo Stock Exchange where it trades under the symbol “6201”. For more information about Toyota Industries Corporation, please visit www.toyota-industries.com.

About Cascade Corporation

Cascade Corporation is one of the world’s leading manufacturers of materials handling load engagement devices and related replacement parts, primarily for the lift truck industry and to a lesser extent, the construction industry. Cascade Corporation’s common stock is listed on the New York Stock Exchange where it trades under the symbol “CASC”. For more information about Cascade Corporation, please visit www.cascorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements include, but are not limited to, statements as to the proposed acquisition of Cascade Corporation by Toyota Industries Corporation, the expected timetable for completing the transaction, expected long-term growth for the combined company, plans for geographic expansion in the global marketplace and any other statements about Toyota Industries Corporation or Cascade Corporation’s managements’ future expectations, beliefs, goals, plans or prospects. Any statements that are not statements of historical fact (including any statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered forward-looking statements. Readers are cautioned that all forward-looking statements are based on current expectations and involve risks and uncertainties and a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the possibility that certain conditions to the merger and to completion of the transactions will not be met, the possibility that competing offers may be made, conditions affecting the industries in which Toyota Industries Corporation or Cascade Corporation operate may change. The forward-looking statements contained in this release speak only as of the date on which they are made and, except as required by law, Toyota Industries Corporation expresses no intention or undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release and as a result, no undue reliance should be placed on these forward-looking statements.

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